Exhibit 8(y)(1)

Contract Confirmation Agreement (Federated)

CONTRACT CONFIRMATION AGREEMENT

THIS CONTRACT CONFIRMATION AGREEMENT (“Contract Confirmation Agreement”) is between Federated Securities Corp., a Pennsylvania corporation (“FSC”), Federated Equity Funds, a Massachusetts business trust and Transamerica Advisors Life Insurance Company (“Company”).

BACKGROUND PROVISIONS

A.	FSC, Federated Equity Funds on the one hand and Merrill Lynch Life Insurance Company (“Name, of Original Counterparty”) on the other hand are parties to the Agreements listed on Exhibit A, each as amended and addended from time to time (collectively, the “Underlying Agreements”). The Underlying Agreement are attached hereto as Exhibit A.

B.	Merrill Lynch Life Insurance Company was involved in a transaction (the “Transaction”) by which either:

(a)	its constitutional documents were amended to change its name;

(b)	its constitutional documents were amended to change its form of organization (e.g., from a corporation to a limited liability company); or

(c)	it participated in an intra-affiliate reorganization which involved:

(i) the assignment of the Underlying Agreements to Company, an affiliate of the Original Counterparty; or

(ii) the ownership of Merrill Lynch Life Insurance Company was changed within Merrill Lynch Life Insurance Company’s network of affiliates (either by way of stock transfer or merger) with the result, however, that the ultimate parent of Merrill Lynch Life Insurance Company continues to own and control the Merrill Lynch Life Insurance Company (or its successor affiliated entity).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and intending to be legally bound hereby, FSC, Federated Equity Funds and Company agrees as follows:

1.	Company confirms to FSC and Federated Equity Funds that the Transaction, which closed and was “effective” on July 1, 2010 (the “Effective Date”), did not constitute an “assignment” of the Underlying Agreements as contemplated by the terms of the Underlying Agreements, and therefore did not result in a termination of the Underlying Agreements.

2.	The Underlying Agreements remains in full force and effect. Company agrees to assume and otherwise remain responsible for all liabilities and obligations of Merrill Lynch Life Insurance Company under the Underlying Agreements. FSC and Federated Equity Funds agree to continue to perform its obligations and remain responsible for all of its liabilities and obligations under the Underlying Agreements.

3.	Nothing in this Contract Confirmation Agreement shall be construed as a waiver or termination of any rights or remedies of a party under the Underlying Agreements.

4.	Each of FSC, Federated Equity Funds and Company represents and warrants to the other that:

(a)	It has the power to execute and deliver this Contract Confirmation Agreement and to perform its obligations hereunder, and it has taken all necessary action to authorize such execution, delivery and performance.

(b)	Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any contractual restriction binding on or affecting it.

(c)	Its obligations under this Contract Confirmation Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or law).

5.	Neither this Contract Confirmation Agreement, nor any terms and conditions contained herein, shall be construed as creating or constituting a partnership, joint venture, or agency.

6.	This Contract Confirmation Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

7.	If any provision of this Contract Confirmation Agreement is held invalid or unenforceable, the other provisions of this Contract Confirmation Agreement shall remain in full force and effect. Any provision of this Contract Confirmation Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

8.	This Contract Confirmation Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles hereof.

IN WITNESS WHEREOF, FSC, Federated Equity Funds and Company has caused this Contract Confirmation Agreement to be executed on the dates specified below in their names and on their behalf by and through their duly authorized officers. This Contract Confirmation Agreement is effective as of the Effective Date.

Federated Securities Corp.

By:	/s/ Thomas E. Territ
Name:	Thomas E. Territ
Title:	President
Date of Execution: 4/9/12

Federated Equity Funds

By:	/s/ John McGonigle
Name:	John McGonigle
Title:	VP
Date of Execution: 4/14/12

Transamerica Advisors Life Insurance Company

By:	/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President
Date of Execution: March 28, 2012

Exhibit A

PARTICIPATION AGREEMENT

among

MERRILL LYNCH LIFE INSURANCE COMPANY,

FEDERATED EQUITY FUNDS, and

FEDERATED SECURITIES CORP.

THIS AGREEMENT, dated as of the 1st day of March, 2005, by and among Merrill Lynch Life Insurance Company (the “Company”), an Arkansas life insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (hereinafter referred to individually and collectively as the “Account”), Federated Equity Funds (the “Fund”), a Massachusetts business trust, and Federated Securities Corp. (the “Underwriter”), a Pennsylvania corporation.

WHEREAS, the shares of beneficial interests of the Fund are divided into several series of shares, each designated a “Portfolio” and representing the interest in a particular managed portfolio of securities and other assets;

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”) and shares of the Portfolios are registered under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Underwriter, which serves as distributor to the Fund, is registered as a broker-dealer with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing of the NASD, Inc.);

WHEREAS, the Account is duly established and maintained as a segregated asset account, duly established by the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to variable annuity contracts set forth in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the “Contracts”);

WHEREAS, each Portfolio issues shares to the general public and pursuant to this Agreement will issue shares to the separate accounts of insurance companies (“Participating Insurance Companies”) to fund variable annuity contracts issued in connection with certain qualified pension and retirement plans;

WHEREAS, the Company intends to purchase shares of other open-end management investment companies that offer shares to the general public to fund the Contracts;

WHEREAS, the Fund and the Underwriter know of no reason why shares in any Portfolio may not be sold to insurance companies to fund variable annuity contracts sold to certain qualified pension and retirement plans; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios (and classes thereof) listed in Schedule B hereto, as it may be amended from time to time by mutual written agreement (the “Designated Portfolios”) on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares in the Designated Portfolios, and classes thereof, to the Account at net asset value.

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund, and the Underwriter agree as follows:

ARTICLE I. Sale of Fund Shares

1.1. The Fund has granted to the Underwriter exclusive authority to distribute the Fund’s shares, and pursuant to a written agreement between the Fund and the Underwriter, the Underwriter is authorized to make available to the Company for purchase on behalf of the Account shares of the Designated Portfolios and classes thereof listed on Schedule B to this Agreement (the “Shares”). Pursuant to such authority and instructions, and subject to Article IX hereof, the Underwriter agrees to make the Shares available to the Company for purchase on behalf of the Account, such purchases to be effected at net asset value in accordance with the Operational Guidelines included as Schedule C in the Recordkeeping Agreement between the Company and Federated Shareholder Services Company dated March 3, 2005 (the “Operational Guidelines”). Notwithstanding the foregoing, the Board of Trustees of the Fund (the “Board”) may suspend or terminate the offering of Shares of any Designated Portfolio or class thereof, if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, suspension or termination is necessary in the best interests of the shareholders of such Designated Portfolio.

1.2. The Fund shall redeem, at the Company’s request, any full or fractional Shares held by the Company on behalf of the Account, such redemptions to be effected at net asset value in accordance with the Operational Guidelines. Notwithstanding the foregoing, (i) the Company shall not redeem Shares attributable to Contract owners except in the circumstances permitted in Section 9.3 of this Agreement, and (ii) the Fund may delay redemption of Shares of any Designated Portfolio to the extent permitted by the 1940 Act, and any rules, regulations, or orders thereunder.

1.3. The Fund hereby appoints the Company as an agent of the Fund for the limited purpose of receiving purchase and redemption requests on behalf of the Account (but not with respect to any Fund shares that may be held in the general account of the Company) for the Shares made available hereunder, based on allocations of amounts to the Account or subaccounts thereof under the Contracts and other transactions relating to the Contracts or the Account. All transactions in Account shares shall be executed through the Omnibus Accounts of Company’s affiliate Merrill Lynch, Pierce, Fenner & Smith, Inc. (“Omnibus Accounts”) in accordance with the Operational Guidelines.

1.4. Issuance and transfer of Shares shall be by book entry only and executed through the Omnibus Accounts. Stock certificates will not be issued to the Company or the Account. Purchase and redemption orders for Fund shares shall be recorded in an appropriate ledger for the Account or the appropriate subaccount of the Account.

1.5 Fund Information.

(a) The Fund will provide (or cause to be provided) to Company the information set forth in Schedule C hereto. In addition, notwithstanding anything contained in this Agreement to the contrary, the Fund hereby agrees that Company may, subject to the requirements of Section 4.1 hereof, use such information in communications prepared for the Contracts, including, but not limited to, application, marketing, sales and other communications materials. The Fund will provide timely notification to Company of any change to the information described in Part I of Schedule C and of any change to the CUSIP number or symbol designation of a Fund. Such notification shall be given to Company as soon as reasonably practicable prior to the effective date of the change. If the notification is not given at least ten (10) Business Days prior to the effective date of the change, the effect of the change with respect to transactions by the Account in any affected Fund shall be delayed for a reasonable time following notification hereunder.

(b) Notwithstanding anything to the contrary in this Agreement, upon request, the Fund will provide Company with prospectuses, proxy materials, financial statements, reports and other materials relating to each Fund in sufficient quantity for each Contract owner invested in the Fund. Expenses incurred in connection with this request will be paid pursuant to Section 3 of this agreement

(c) With the exception of (i) listings of product offerings; (ii) materials in the public domain (e.g., magazine articles and trade publications); and (iii) materials used by on an internal basis only, Company agrees not to furnish or cause to be furnished to any third parties or to display publicly or publish any information or materials relating to the Funds, except such materials and information as may be distributed to Company by Fund or approved for distribution by Fund upon Company’s request, pursuant to Section 4.1 of this agreement.

1.6. The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund’s shares may be sold to other investors and the cash value of the Contracts may be invested in other investment companies. The Company acknowledges that shares of the Fund are offered and sold directly to members of the general public, and are not and will not be sold directly to insurance companies and their separate accounts and certain qualified retirement plus in accordance with Section 817 (h)(4) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation 1.817-5.

ARTICLE II. Representations and Warranties

2.1. The Company represents and warrants that the Contracts (a) are, or prior to issuance will be, registered under the 1933 Act, or (b) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal securities and state securities and insurance laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law, that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under Arkansas insurance laws, and that it (a) has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts, or alternatively (b) has not registered the Account in proper reliance upon an exclusion from registration under the 1940 Act. The Company shall register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states only if and to the extent deemed advisable by the Company.

2.2. The Fund represents and warrants that Shares sold pursuant to this Agreement shall be registered under the 1933 Act and duly authorized for issuance and sold in compliance with applicable state and federal securities laws, and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund or the Underwriter.

2.3. The Fund and the Underwriter agree to comply in all material respects with any applicable state insurance laws or regulations (including the furnishing of information not otherwise available to the Company which is required by state insurance law to enable the Company to obtain the authority needed to issue the Contracts in any applicable state, and including cooperating with the Company in any filings of sales literature for the Contracts), to the extent notified thereof in writing by the Company; provided that such compliance is not inconsistent with any other laws or regulations applicable to the Fund or the Underwriter.

2.4. The Fund represents that it is lawfully organized and validly existing under the laws of the Commonwealth of Massachusetts and that it does and will comply in all material respects with the 1940 Act.

2.6. The Underwriter represents and warrants that it is a member in good standing of the NASD and is registered as a broker-dealer with the SEC. The Underwriter further represents that it will sell and distribute the Fund shares in compliance with all material respects with any applicable state and federal securities laws.

2.7. The Fund represents and warrants that all of its trustees/directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

ARTICLE III. Prospectuses and Proxy Statements; Voting

3.1. The Underwriter shall provide the Company with as many copies of the Fund’s current prospectus as the Company may reasonably request. The Fund or the Underwriter shall bear the expense of printing copies of the current prospectus and profiles for the Fund that will be distributed to existing Contract owners whose contracts are funded by the Fund’s shares, and the Company shall bear the expense of printing copies of the Fund’s prospectus and profiles that are used in connection with offering the Contracts issued by the Company. If requested by the Company in lieu thereof, the Fund shall provide such documentation (including a final copy of the new prospectus on diskette at the Fund’s or Underwriter’s expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is amended) to have the prospectus for the Contracts and the Fund’s prospectus printed together in one document (such printing of the Fund’s prospectus and profiles for existing Contract owners whose contracts are funded by the Fund’s shares to be at the Fund’s or Underwriter’s expense).

3.2. The Fund’s prospectus shall state that the current Statement of Additional Information (“SAI”) for the Fund is available, and the Underwriter (or the Fund), at its expense, shall provide a reasonable number of copies of such SAI free of charge to the Company for itself and for any owner of a Contract who requests such SAI.

3.3. Upon the reasonable request of the Company, the Fund shall provide the Company with information regarding the Fund’s expenses, which information may include a table of fees and related narrative disclosure for use in any prospectus or other descriptive document relating to a Contract.

3.4. The Fund, at its or the Underwriter’s expense, shall provide the Company with copies of its proxy material, reports to shareholders, and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners.

3.5. The Company shall:

(i)	solicit voting instructions from Contract owners;

(ii)	vote the Shares in accordance with instructions received from Contract owners; and

(iii)	vote Shares for which no instructions have been received in the same proportion as Shares of such portfolio for which instructions have been received,

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law. The Company will vote Shares held in any segregated asset account for its own account in the same proportion as Shares of such portfolio for which voting instructions have been received from Contract owners, to the extent permitted by law.

ARTICLE IV. Sales Material and Information

4.1. The Company shall furnish, or shall cause to be furnished, to the Fund, the Underwriter, or their designees, each piece of sales literature or other promotional material that the Company develops and in which the Fund (or a Designated Portfolio thereof) the Fund’s investment adviser (the “Adviser”) or the Underwriter is named. No such material shall be used until approved by the Fund, the Underwriter or their designees. The Fund, the Underwriter, or their designees will be deemed to have approved such sales literature or promotional material unless the Fund or its designee objects or provides comments to the Company within ten (10) Business Days after receipt of such material. The Fund, the Underwriter, or their designees reserve the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Fund (or a Designated Portfolio thereof) or the Adviser or the Underwriter is named, and no such material shall be used if the Fund, the Underwriter or their designees so object.

4.2. The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund or the Adviser or the Underwriter in connection with the sale of the Contracts other than the information or representations contained in the registration statement or profiles or prospectus or SAI for the Fund shares, as such registration statement and profiles and prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee or by the Underwriter, except with the permission of the Fund or the Underwriter or the designee of either.

4.3. The Fund and the Underwriter, or their designee, shall furnish, or cause to be furnished, to the Company, each piece of sales literature or other promotional material that it develops and in which the Company, and/or its Account, is named. No such material shall be used until approved by the Company. The Company will be deemed to have approved such sales literature or promotional material unless the Company objects or provides comments to the Fund, the Underwriter, or their designee within ten Business Days after receipt of such material. The Company reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Company and/or its Account is named, and no such material shall be used if the Company so objects.

4.4. The Fund and the Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in a registration statement and prospectus (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), or SAI for the Contracts, as such registration statement, prospectus, or SAI may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.5. The Fund will provide to the Company at least one complete copy of all registration statements, profiles, prospectuses, SAIs, shareholder reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, promptly after the filing of such document(s) with the SEC or other regulatory authorities.

4.6. The Company will provide to the Fund or the Underwriter at least one complete copy of all registration statements, prospectuses (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), SAIs, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account, promptly after the filing of such document(s) with the SEC or other regulatory authorities. The Company shall provide to the Fund and the Underwriter any complaints received from the Contract owners pertaining to the Fund or the Designated Portfolio.

4.7. The Fund will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Designated Portfolio, and of any material change in the Fund’s registration statement, particularly any change resulting in a change to the registration statement or prospectus for any Account. The Fund will work with the Company so as to enable the Company to solicit proxies from Contract owners, or to make changes to its prospectus or registration statement, in an orderly manner.

4.8. For purposes of this Article IV, the phrase “sales literature and other promotional materials” includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Fund.

ARTICLE V. Fees and Expenses

5.1. All expenses incident to performance by the Fund under this Agreement shall be paid by the Fund. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund’s shares, preparation and filing of the Fund’s prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Fund’s shares.

5.2. The Company shall bear the expenses of distributing the Fund’s prospectus to owners of Contracts in connection with the offer of Contracts, issued by the Company and of distributing the Fund’s proxy materials and reports to such Contract owners.

5.3 The Company agrees to respond to the reasonable inquiries and requests of any Contract owner relating to their investment in the Fund. As compensation for such shareholder services, the Company is entitled to service fees, paid by the Underwriter, as agent for the Fund, at an annual rate of 0.25% of each Portfolio’s average net assets. The Underwriter and the Fund shall pay any amounts owed under this Agreement in accordance with their regular payment schedules and in no event less frequently than quarterly. For the payment period in which this Agreement becomes effective or terminates, there will be an appropriate pro-ration of all payments, on the basis of the number of days that this Agreement is in effect during the quarter. In connection with such payments, the Underwriter and the Fund may provide a statement setting forth the calculation of amounts paid to the Company. Absent manifest error, any such calculations will be final unless either party objects thereto within sixty (60) days of the date of the statement.

ARTICLE VI. Qualification under Subchapter M

6.1. The Fund represents that it is or will be qualified as a Regulated Investment Company under Subchapter M of the Code, and that it will use its best efforts to maintain such qualification (under Subchapter M or any successor or similar provisions) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

ARTICLE VII. Indemnification

7.1. Indemnification By the Company

7.1(a). The Company agrees to indemnify and hold harmless the Fund and the Underwriter and each of its trustees/directors and officers, and each person, if any, who controls the Fund or the Underwriter within the meaning of Section 15 of the 1933 Act or who is under common control with the Underwriter (collectively, the “Indemnified Parties” for purposes of this Section 7.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

(i) arise out of or are based upon any untrue statement or alleged untrue statements of any material fact contained in the registration statement, prospectus (which shall include a written description of a Contract that is not registered under the 1933 Act), or SAI for the Contracts or contained in sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund for use in the registration statement, prospectus or SAI for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI, or sales literature of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or its agents or persons under the Company’s authorization or control, with respect to the sale or distribution of the Contracts or Fund Shares; or

(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Fund by or on behalf of the Company; or

(iv) arise as a result of any material failure by the Company to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Section 6.1 of this Agreement); or

(v) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company;

as limited by and in accordance with the provisions of Sections 7.1(b) and 7.1(c) hereof.

7.1(b). The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

7.1(c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

7.1(d). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund shares or the Contracts or the operation of the Fund.

7.2. Indemnification by the Underwriter

7.2(a). The Underwriter agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

(i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or profile or prospectus or SAI or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter or the Fund by or on behalf of the Company for use in the registration statement, profile, prospectus or SAI for the Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature for the Contracts not supplied by the Underwriter or persons under their control) or wrongful conduct of the Fund or the Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or

(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement prospectus, SAI or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund or the Underwriter; or

(iv) arise as a result of any failure by the Fund or the Underwriter to provide the services and furnish the materials under the terms of this Agreement (including a failure of the Fund, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Section 6.1 of this Agreement); or

(v) arise out of or result from any material breach of any representation and/or warranty made by the Fund or the Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund or the Underwriter; or

(vi) arise out of or result from the materially incorrect or untimely calculation or reporting of the daily net asset value per share or dividend or capital gain distribution rate;

as limited by and in accordance with the provisions of Sections 7.2(b) and 7.2(c) hereof.

7.2(b). The Underwriter shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise he subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance or such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.

7.2(c). The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Party, the Underwriter will be entitled to participate, at its own expense, in the defense thereof. The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Underwriter to such party of the Underwriter’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

7.2(d). The Indemnified Party will promptly notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.

ARTICLE VIII. Applicable Law

8.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

8.2. This Agreement shall be subject to the provisions of the 1933, 1934, and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules, and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE IX. Termination

9.1.	This Agreement shall continue in full force and effect until the first to occur of:

(a)	termination by any party, for any reason with respect to some or all Designated Portfolios, by three (3) months advance written notice delivered to the other parties; or

(b)	termination by the Company by written notice to the Fund and the Underwriter based upon the Company’s determination that shares of the Fund are not reasonably available to meet the requirements of the Contracts; or

(c)	termination by the Company by written notice to the Fund and the Underwriter in the event any of the Shares are not registered, issued, or sold in accordance with applicable state and/or federal law or such law precludes the use of such Shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d)	termination by the Fund or the Underwriter in the event that formal administrative proceedings are instituted against the Company by the NASD, the SEC, the Insurance Commissioner, or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Shares; provided, however, that the Fund or the Underwriter determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(e)	termination by the Company in the event that formal administrative proceedings are instituted against the Fund or the Underwriter by the NASD, the SEC, or any state securities or insurance department, or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund or the Underwriter to perform its obligations under this Agreement; or

(f)	termination by the Company by written notice to the Fund and the Underwriter with respect to any Designated Portfolio in the event that such Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M as specified in Section 6.1 hereof, or if the Company reasonably believes that such Portfolio may fail to so qualify or comply; or

(g)	termination by the Fund or the Underwriter by written notice to the Company, if the Fund or the Underwriter respectively, shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(h)	termination by the Company by written notice to the Fund and the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that the Fund, the Adviser, or the Underwriter has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(i)	termination by the Company upon any substitution of the shares of another investment company or series thereof for Shares in accordance with the terms of the Contracts, provided that the Company has given at least 45 days prior written notice to the Fund and the Underwriter of the date of substitution; or

(j)	transaction by any party upon another party’s failure to cure a material breach of any provision of this Agreement within 30 days after written notice thereof.

9.2.	(a) Notwithstanding any termination of this Agreement, the Fund and the Underwriter shall, at the option of the Company, continue to make available additional Shares pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”), provided the Company continues to pay the costs set forth in Section 3.1 and 5.2 and unless the Underwriter requests that the Company seek an order pursuant to Section 26(c) of the 1940 Act to permit the substitution of other securities for the Shares. The Underwriter agree to split the cost of seeking such an order, and the Company agrees that it shall reasonably cooperate with the Underwriter and seek such an order upon request. Specifically, the owners of the Existing Contracts may be permitted to reallocate investments in the Fund, redeem investments in the Fund, and/or invest in the Fund upon the making of additional purchase payments under the existing Contracts (subject to any such election by the Underwriter). The parties agree that this Section 9.2 shall not apply to any terminations under Section 9.1(i) of this Agreement.

(b)	In the event of a termination of this agreement pursuant to Section 9.1 (other than 9.1(i)), the Company shall promptly notify the Fund and the Underwriter whether the Fund and the Underwriter will be required to continue to make shares available after such termination; in such circumstances, the provisions of this Agreement shall remain in effect except for Section 9.1 hereof, and thereafter any party may terminate the Agreement (the “Final Termination”), as so continued pursuant to this Section 9.2. upon prior written notice to the other parties, such notice to be for a period reasonable under the circumstances but, if given by the Fund or the Underwriter, need not be greater than six months.

(c)	The Company, the Fund and the Underwriter agree to cooperate in respect of the measures that are necessary or appropriate to effect the Final Termination of this Agreement, and will give reasonable assistance to each other in that regard, including steps necessary or appropriate to ensure that an Account owns no shares of the Fund after the Final Termination of this Agreement.

9.3 The Company shall not redeem Shares attributable to the Contracts (as opposed to Shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Contract owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”), (iii) upon 45 days prior written notice to the Fund and Underwriter, as permitted by an order of the SEC pursuant to Section 26(c) of the 1940 Act, but only if a substitution of other securities for the Shares is consistent with the terms of the Contracts, or (iv) as permitted under the terms of the Contract. Upon request, the Company will promptly furnish to the Fund and the Underwriter reasonable assurance that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contacts, the Company shall not prevent Contract owners from allocating payments to a Portfolio that was otherwise available under the Contracts without first giving the Fund or the Underwriter 45 days notice of its intention to do so.

9.4. Notwithstanding any termination of this Agreement, each party’s obligation under Article VII to indemnify the other parties and the Company’s obligation under Section 3.5 regarding pass-through voting shall survive.

ARTICLE X. Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:

5800 Corporate Drive

Pittsburgh, PA 15237-7000

Attn: General Counsel

If to the Company:

Merrill Lynch Life Insurance Company

1300 Merrill Lynch Drive

Pennington, NJ 08534

Attn: Edward W. Diffin, Jr.

Vice President & Senior Counsel

If to the Underwriter:

1001 Liberty Avenue

Pittsburgh, PA 15222

Attn: General Counsel

ARTICLE XI. Miscellaneous

11.1. All persons dealing with the Fund must look solely to the property of the Fund. and in the case of a series company, the respective Designated Portfolios listed on Schedule B hereto as though each such Designated Portfolio had separately contracted with the Company and the Underwriter for the enforcement of any claims against the Fund. The parties agree that neither the Board nor any member thereof, officers, agents, or shareholders of the Fund assume any personal liability or responsibility for obligations entered into by or on behalf of the Fund.

11.2. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information has come into the public domain.

11.3. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

11.4. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

11.5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

11.6. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the Arkansas Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the variable contract operations of the Company are being conducted in a manner consistent with the Arkansas variable annuity laws and regulations and any other applicable law or regulations. The Company agrees to pay the reasonable costs and expenses incurred by the Fund or the Underwriter in connection with responding to such a request.

11.7. The rights, remedies, and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

11.8. This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

MERRILL LYNCH LIFE INSURANCE COMPANY:

By its authorized officer

	By:	/s/ Edward W. Diffin, Jr.
	Title:	Edward W. Diffin, Jr., VP & Sr. Counsel
	Date:	March 3, 2005

FEDERATED EQUITY FUNDS

By its authorized officer

By:
Title:
Date:

FEDERATED SECURITIES CORP.

By its authorized officer

By:
Title:
Date:

Schedule A

SEPARATE ACCOUNTS OF THE COMPANY

Dated: March 3, 2005

Merrill Lynch Life Variable Annuity Separate Account D.

Schedule B

DESIGNATED PORTFOLIOS AND CLASSES

FEDERATED KAUFMANN FUND—CLASS A

FEDERATED CAPITAL APPRECIATION FUND—CLASS A

Dated: March 3, 2005

Schedule C

FUND MATERIALS

Part I. Fund Description

The Fund will provide to Company or a common service provider designated by Company as soon as reasonably practicable, but not later than 30 days after the end of each calendar quarter:

•	the Fund’s average annual returns for the 1, 5, and 10 year periods as of the end of the calendar quarter on a Net Asset Value basis.

•	a description of the Fund including holdings, portfolio composition, largest sectors and geographical allocation and a statement of objective in a mutually acceptable format.

Part II. Fund Information and Materials

The Fund will provide to Company the following information and materials on an as needed basis, as requested by Company:

•	A supply of materials relating to the Funds (prospectuses, quarterly reports and other brochures) to include with contract application sales, marketing and communication materials.

•

Specific investment performance information that may be requested that cannot be obtained from the prospectus. This would include specific calculations on various performance parameters which must be provided on a time-sensitive basis (usually within 5 Business Days).

ADDENDUM TO PARTICIPATION AGREEMENT

The following is an Addendum to the Company Agreement entered into between Merrill Lynch Life Insurance Company (“Company”) Federated Equity Funds and Federated Securities Corp. (“FSC”) dated April 30, 2004 (the “Agreement”), which sets forth the supplemental payment arrangements between Company and FSC. In consideration of the mutual covenants and agreements herein, Company and FSC hereby agree:

1.	Company is entitled to supplemental payments from FSC, paid quarterly, at the annual rate of 0.10% on the total average monthly net asset value of shares held in Federated Kaufmann Fund (Class A Shares) and Federated Capital Appreciation Fund (Class A Shares) for which Company provides services under the Agreement and attributed to ‘dealer number’ 42313 (“Qualifying Shares”).

2.	The supplemental payments described in this Addendum will be paid from the assets of FSC or an affiliate and not from the assets of any Fund. The parties acknowledge that supplemental payments are not paid for the inclusion of FSC or its affiliates in any “preferred provider” or similar preferred marketing program.

3.	In connection with these payments, Company shall provide to FSC an invoice no more frequently than monthly and no less frequently than quarterly, setting forth the average daily net asset value of Qualifying Shares and the appropriate fee to be paid to Company.

4.	This Addendum does not relieve either party from any obligations under the Agreement. The Agreement shall control in case of any conflict with this Addendum. This Addendum supercedes any prior supplemental payment agreements made between the parties.

5.	This Addendum shall be effective as of the date executed by FSC. This Addendum may be terminated by any party without cause by giving the other party at least thirty (30) days’ written notice of its intention to terminate, and shall terminate automatically upon termination of the Agreement.

6.	This Addendum may be amended only by a written instrument signed by both parties, provided that, FSC may amend the list of Funds and Dealer Number(s) subject to this Addendum, at any time, upon written notice to Company.

IN WITNESS WHEREOF, the Addendum has been executed as of the date set forth below by a duly authorized officer of each party.

MERRILL LYNCH LIFE INSURANCE COMPANY		FEDERATED SECURITIES CORP.

By:	/s/ Edward W. Diffin Jr.	By:	/s/ James F. Getz
Name:	Edward W. Diffin Jr.	Name:	James F. Getz
Title:	VP & Sr Counsel	Title:	President
Date:	5/3/05	Date:	5/18/05

FEDERATED SECURITIES CORP.

Federated Investors Tower

1001 Liberty Avenue

Pittsburgh, Pennsylvania 15222-3779

(412) 288-1900

September 10, 2010

Merrill Lynch Life Insurance Company

Attn: Kathy Mullarkey

570 Carillon Parkway

St. Petersburg FL 33716

Dear Ms. Mullarkey:

Reference is made to that certain Addendum to Participation Agreement (the “Addendum”) dated as of May 18, 2005 between Merrill Lynch Life Insurance Company (“Company”), Federated Equity Funds (the “Equity Funds”), and Federated Securities Corp. (“FSC”). The Addendum relates to that certain Participation Agreement (the “Agreement”) dated as of March 1, 2005 between Insurer, the Equity Funds, and FSC. Pursuant to the terms of the Addendum, FSC may amend the list of Funds and Dealers Number subject to the Addendum, at any time, upon written notice to Insurer accordance with the notice provision set forth in the Agreement.

The chart below shows all Dealer Numbers that have been added to or deleted from the Addendum since the Addendum was executed, with all additions to or deletions from the Dealer Numbers being made pursuant to the terms of this letter being noted in bold:

Dealer Number	Addition or Deletion	Section of Addendum to Which Dealer Number was Added or Deleted	Effective Date
50425	Addition	Section 1	February 1, 2010
42313	Deletion	Section 1	February 1, 2010

This letter supersedes any prior letters sent to Insurer regarding the subject matter contained herein.

FEDERATED SECURITIES CORP.

By:	/s/ Thomas E. Territ
Name:	Thomas E. Territ
Title:	President

RECORDKEEPING AGREEMENT

THIS AGREEMENT dated as of the 1 day of April 2005 by and between Merrill Lynch Life Insurance Company (the “Company”), an Arkansas life insurance company, and Federated Shareholder Services Company (“FSSC”), as agent for the portfolios listed on Schedule A (the “Funds”).

WITNESSETH:

WHEREAS, the Company issues variable annuity contracts (the “Contracts”); and

WHEREAS, amounts invested in the Contracts by contract holders are deposited in separate accounts of the Company which in turn purchase shares of the portfolios of the Fund, each of which is an investment option offered by the Contracts; and

WHEREAS, the Funds will derive substantial savings by virtue of having separate accounts of the Company (the “Separate Accounts”) as single shareholders of record of the Fund shares rather than having each Contract owner as a shareholder; and

WHEREAS, the Company intends to maintain sub-accounts (each a “Sub-Account” and collectively the “Sub-Accounts”) for the Contracts with respect to Shares held by the Company on behalf of the Contracts through one or more omnibus or master accounts in each Fund (individually an “Account” and collectively, the “Accounts”).

WHEREAS, the Fund will derive such substantial savings because the Company performs certain recordkeeping services for the Fund in connection with the Accounts; and

WHEREAS, the Company has no contractual or other legal obligation to perform such recordkeeping services for the Fund, and desires to be compensated for providing such recordkeeping services to the Fund; and

WHEREAS, FSSC wishes to appoint the Company to perform certain recordkeeping services upon, and subject to, the terms and provisions of this Agreement, and the Company is desirous of accepting such appointment upon, and subject to, such terms and provisions:

NOW THEREFORE, in consideration of mutual covenants contained in this Agreement, the Company and the Fund agree as follows:

1. Definitions.

In this Agreement:

(i) The term “Act” means the Investment Company Act of 1940 as amended from time to time and any rule or regulation thereunder;

(ii) The term “Officer’s Instruction” means an instruction in writing given on behalf of the Fund to the Company, and signed on behalf of the Fund by the President, any Vice President, the Secretary or the Treasurer of the Fund;

(iii) The term “Shares” means shares of beneficial interest of the Fund, irrespective of class or series; and

(iv) The term “Shareholder” means the holder of record of Shares.

2. Duties of the Company.

(i) Subject to the succeeding provisions of the Agreement, the Company hereby agrees to perform or cause to be performed recordkeeping services for the Funds in connection with the Accounts, as listed on Schedule B hereto.

(ii) The Company agrees to deal with, and answer in a timely manner, all correspondence and inquiries relating to the functions of the Company under this Agreement with respect to Sub-Accounts.

(iii) The Company agrees to furnish to the Fund such information and at such intervals as is necessary for the Fund to comply with the registration and/or the reporting requirements (including applicable escheat laws) of the Securities and Exchange Commission, Blue Sky authorities, or other governmental authorities.

(iv) The Company agrees to provide to the Fund such information as may reasonably be required to enable the Fund to reconcile the number of outstanding Shares between the Company’s records and the account books of the Fund.

(v) Notwithstanding anything in the foregoing provisions of this paragraph, the Company agrees to perform its functions thereunder subject to such modification (whether in respect of particular cases or in any particular class of cases) as may from time to time be agreed in a writing signed by both parties.

3. Duties of FSSC

FSSC will establish Account(s) in the Company’s name, or such other name as the Company shall specify, in each Fund and class of Shares for which the Company maintains any Sub-Accounts. FSSC will provide The Company with the following for each Account:

(i) the net asset value per Share on each day for which a net asset value is calculated in accordance with each Fund’s Prospectus;

(ii) confirmations of all transactions in each Account on each business day;

(iii) the amount and ex-date of any dividends declared on Shares held in the Account and, in the case of income Funds, the daily accrual factor (mil rate) for the Shares;

(iv) copies of the then-current Disclosure Documents requested by the Company to satisfy its obligations under Schedule B; and

(v) Account level tax information reasonably necessary to permit The Company to prepare any tax reports required by Schedule B.

With respect to Recordkeeping Services provided under this Agreement, the parties agree to be bound by the Operational Guidelines listed in Schedule C.

4. Compensation.

(a) For services described in this Agreement, the Fund agrees to pay the Company the recordkeeping fees set forth in the Schedule A attached hereto. FSSC shall pay any amounts owed to the Company in accordance with its regular payment schedules and in no event less frequently than quarterly.

(b) In connection with such payments, the Company shall provide to FSSC an invoice no more frequently than monthly and no less frequently than quarterly, setting forth the average daily net asset value of open Sub-Accounts invested in the Funds and the appropriate fee to be paid to the Company.

(c) All recordkeeping services will be performed at the Company’s expense, provided that the Company shall not have to pay the cost of producing Disclosure Documents.

5. Nature of Recordkeeping Services

(a) The parties agree that the payment of the Recordkeeping Fee is for Recordkeeping Services only and not for any other services.

(b) The Company will not be performing any of the transfer agency functions set forth in Section 3(a)(25) of the 1934 Act. As such, the Company’s Sub-Accounts do not constitute the Fund’s records and any errors in the Sub-Account are the Company’s responsibility. FSSC will act only on instructions given by the Company and not on instructions of any customers purporting to have beneficial ownership of any Shares held in the Account.

6. Representations

(a) Each party represents and warrants to the other party that:

(i) Status. It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

(ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance.

(iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any contractual restriction binding on or affecting it.

(iv) Obligations Binding. Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or law).

(v) Compliance with Laws. It will comply with all applicable laws and orders to which it may be subject if failure to do so would materially impair its ability to perform its obligations under this Agreement.

(vi) Party Names. Neither party will use the name of the other party in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

(b) The Company represents and warrants to FSSC that:

(i) Customer Account. The Company holds all Shares in any Account on behalf of the Contracts and not on its own behalf.

(ii) Disclosure. The Company will not make any representations concerning any Shares other than those contained in the Disclosure Documents of the applicable Fund.

(iii) Authorized Instructions. Any purchase orders and redemption and exchange requests communicated to FSSC for the Account (“Instructions”) with respect to Shares held by the Sub-Accounts, are valid and duly authorized by the Company’s Contracts.

(iv) Internal Controls. The Company has, and will maintain at all times during the term of this Agreement, appropriate internal controls for the segregation of Instructions received prior to the close of trading on the New York Stock exchange on any business day, from Instructions received after the close of trading on the New York Stock Exchange on any business day, as and to the extent required by applicable SEC no-action letters, and/or other applicable authority.

(c) FSSC represents to the Company that any fees paid under this Agreement will be paid by the Funds, and will not be derived, directly or indirectly from any Fund distribution plan adopted pursuant to Rule 12b-1 of the 1940 Act.

7. Right of Inspection.

(a) The Company agrees that it will in a timely manner make available to, and permit, any officer, accountant, attorney or authorized agent of the Fund to examine and make transcripts and copies (including photocopies and computer or other electronic information storage media and print-outs) of any and all of its books and records which relate to any transaction or function performed by the Company under or pursuant to this Agreement.

(b) If, based on a review of these records or other information, FSSC in its reasonable judgment has any concerns regarding the adequacy of the Company’s controls or financial viability, FSSC may request and the Company will provide, copies of (i) a report completed by independent public accountants in conformance with Statement on Auditing Standards # 70, if applicable; (ii) the Annual Study and Evaluation of Internal Accounting Control required under Section 17Ad-13 of the Exchange Act, if applicable; (iii) the Company’s audited financial statements; and (iv) certificates of insurance for any policies applicable to Recordkeeping Services, including without limitation errors and omissions or fidelity bonds.

8. Confidential Relationship.

The Company agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all information germane thereto, as confidential and not to be disclosed to any person (other than the Contract owner concerned, or the Fund, or as may be disclosed in the examination of any books or records by any person lawfully entitled to examine the same) except as may be authorized by the Fund by way of an Officer’s Instruction.

9. Privacy

(a) Each party acknowledges that, in connection with the Recordkeeping Services to be provided hereunder, each may come into possession of non-public personal information regarding customers of the other (“Customer NPI”).

(b) Each party hereby covenants that any Customer NPI which a party receives from the other will be subject to the following limitations and restrictions:

(i) Each party may redisclose Customer NPI to its own affiliates, who will be limited by the same disclosure and use restrictions that are imposed on the parties under this Agreement; and

(ii) Each party may redisclose and use Customer NPI only as necessary in the ordinary course of business to provide the services identified in the Agreement except as permitted under Regulation S-P and as required by any applicable federal or state law.

(c) Each party represents and warrants that it has implemented, and will continue to carry out for the term of the Agreement, policies and procedures reasonably designed to:

(i) Insure the security and confidentiality of records and Customer NPI,

(ii) Protect against any anticipated threats or hazards to the security or integrity of customer records and Customer NPI, and

(iii) Protect against unauthorized access or use of such customer records or Customer NPI that could result in substantial harm or inconvenience to any customer.

(d) The provisions of this Section shall survive the termination of the Agreement.

10. Indemnification.

(a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of FSSC and the Funds and their respective officers, directors, or employees (each a “Fund Indemnified Party”), The Company agrees to indemnify each Fund Indemnified Party against any and all claims, demands, liabilities (including the amount of any resulting dilution in a Fund’s net asset value) and reasonable expenses (including attorneys’ fees) which any Fund Indemnified Party may incur arising from, related to, or otherwise connected with: (i) any breach by the Company of any provision of this Agreement; or (ii) any action by the Company’s Sub-Account customers relating to the actual or alleged performance or non-performance of the recordkeeping services under this Agreement. In no event shall the Company be liable to FSSC for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any event described in (i) or (ii) above.

(b) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Company and its officers, directors, or employees (each a “Company Indemnified Party”), FSSC agrees to indemnify each Company Indemnified Party against any and all claims, demands, liabilities and reasonable expenses (including attorneys’ fees) which any Company Indemnified Party may incur arising from, related to, or otherwise connected with, any breach by FSSC of any provision of this Agreement. In no event shall FSSC be liable to the Company for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any such breach.

(c) The parties’ agreement in this Paragraph to indemnify each other is conditioned upon the party entitled to indemnification (“Claimant”) giving notice to the party required to provide indemnification (“Indemnifier”) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Claimant. The Claimant will permit the Indemnifier to assume the defense of any such claim or any litigation resulting from it, provided that Indemnifier’s counsel that is conducting the defense of such claim or litigation will be approved by the Claimant (which approval will not unreasonably be withheld), and that the Claimant may participate in such defense at its expense. The failure of the Claimant to give notice as provided in this subparagraph (c) will not relieve the Indemnifier from any liability other than its indemnity obligation under this Paragraph. No Indemnifier, in the defense of any such claim or litigation, will, without the consent of the Claimant, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the alleging party or plaintiff to the Claimant of a release from all liability in respect to such claim or litigation.

(d) The provisions of this Section will survive the termination of this Agreement.

11. Regarding the Company.

The Company hereby agrees to hire, purchase, develop and maintain such dedicated personnel, facilities, equipment, software, resources and capabilities as both parties may mutually determine to be reasonably necessary for the satisfactory performance of the duties and responsibilities of the Company. The Company warrants and represents that its officers and supervisory personnel charged with carrying out services for the Fund possess the special skill and technical knowledge appropriate for that purpose. The Company shall at all times exercise due care and diligence in the performance of services for the Fund. The Company agrees that, in determining whether it has exercised due care and diligence, its conduct shall be measured by the standard applicable to persons possessing such special skill and technical knowledge.

12. Force Majeure

If either Party is unable to carry out any of its obligations under this Agreement because of conditions beyond its reasonable control, including, but not limited to, acts of war or terrorism, work stoppages, fire, civil disobedience, delays associated with hardware malfunction or availability, riots, rebellions, storms, electrical failures, acts of God, and similar occurrences (“Force Majeure”), this Agreement will remain in effect and the non-performing party’s obligations shall be suspended without liability for a period equal to the period of the continuing Force Majeure (which such period shall not exceed fifteen (15) business days), provided that:

(i) the non-performing party gives the other party prompt notice describing the Force Majeure, including the nature of the occurrence and its expected duration and, where reasonably practicable, continues to furnish regular reports with respect thereto during the period of Force Majeure;

(ii) the suspension of obligations is of no greater scope and of no longer duration than is required by the Force Majeure;

(iii) no obligations of either party that accrued before the Force Majeure are excused as a result of the Force Majeure;

(iv) the non-performing Party uses all reasonable efforts to remedy its inability to perform as quickly as possible.

13. Termination.

This Agreement shall become effective as of the date first above written and shall remain in force for two years thereafter and shall thereafter continue from year to year. This Agreement may be terminated by FSSC or the Company (without penalty to FSSC or the Company) provided that the terminating party gives the other party written notice of such termination at least thirty (30) days in advance. This Agreement may be terminated immediately upon a material breach by either party upon written notice thereof. Termination of this Agreement with respect to any one Fund or class of shares will not cause the Agreement’s termination with respect to any other Fund.

14. Assignments and No Third-Party Rights

(a) This Agreement may not be assigned or subcontracted by either party, without the prior written consent of the other party, except that (i) either party may assign or subcontract this Agreement to an affiliate having the same ultimate ownership as the assigning or subcontracting party and (ii) FSSC may, on behalf of the Funds, instruct the Funds’ transfer agent to discharge some or all of its obligations hereunder, in either case without such consent. Subject to the preceding, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of permitted assigns and subcontractors of the parties. In no event shall FSSC or the Funds be obligated to make any payment under this Agreement to any person other than the Company.

(b) Nothing expressed or referred to in this Agreement will be construed to give anyone other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their permitted assigns and subcontractors.

15. Non-Exclusivity

FSSC acknowledges and agrees that the Company may enter into agreements similar to this Agreement with other mutual funds and transfer agents. The Company acknowledges and agrees that FSSC and the Funds may enter into agreements similar to this Agreement with other financial securities brokers and dealers, recordkeepers and other organizations providing Recordkeeping Services to their customers.

16. Amendment.

Except to the extent that the performance by the Company or its functions under this Agreement may from time to time be modified by an Officer’s Instruction, this Agreement may be amended or modified only by further written agreement between the parties.

17. Miscellaneous

(a) This Agreement will become effective as of the date first shown above.

(b) This Agreement supersedes any prior agreements between the parties with respect to its subject matter and constitutes (along with its Schedules and Exhibits) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

(c) This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

(d) If any provision of this Agreement is held invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

This Agreement shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers and their respective corporate seals hereunto duly affixed and attested, as of the day and year above written.

Merrill Lynch Life Insurance Company

By:	/s/ Edward W. Diffin, Jr.
Name: Edward W. Diffin, Jr.
Title: VP & Sr Counsel

Federated Shareholder Services Company

By:
Name:
Title:

SCHEDULE A

FUNDS

Federated Capital Appreciation Fund

Federated Kaufmann Fund

RECORDKEEPING FEES

the Company shall receive a fee from the Funds in an amount computed at an annual rate of 0.10% of the average daily net asset value of open Sub-Accounts in the Funds.

SCHEDULE B

Recordkeeping Services

The Company shall provide, or cause to be provided, the following “Recordkeeping Services” for each Sub-Account (as defined below). All Recordkeeping Services will be effected in accordance with each Fund’s then current Prospectus:

(i) Sub-Accounting. The Company will reconcile the balances and transactions in the Accounts with the Sub-Accounts on each business day.

(ii) Aggregating and processing purchase and redemption orders. The Company will execute for its customers any purchase, redemption or exchange in the Shares at their net asset value and process the net amount of such transactions through the Accounts on each business day.

(iii) Providing customer confirmations and Sub-Account statements. The Company will prepare and deliver trade confirmations and statements showing each Contract’s Share activity in their Sub-Account.

(iv) Processing dividend payments. Upon payment by the Funds of any dividend to Shareholders, the Company will process and credit to its Contracts their respective share of such dividends.

(v) Forwarding shareholder communications. The Company will forward to its customers that are Shareholders all Disclosure Documents that the Funds are required to deliver to their Shareholders. With respect to any Shares, Disclosure Documents include the Prospectus (including the SAI if expressly requested), the Fund’s annual or semi-annual reports and proxies for Shareholder meetings. In addition, The Company will send to any Contract that is a Shareholder a copy of any requested Disclosure Document within three business days of such request.

(vi) Proxies. The Company will receive, tabulate, and transmit to the Funds all proxies executed by its customers and will vote and transmit proxies for any Shares over which the Company has discretionary voting authority.

(vii) Tax Reporting. The Company shall provide to any Contract that is a Shareholder, and shall file with the Internal Revenue Service, and any state or local tax authority, all forms, reports, certificates or other documents required by law with respect to any distributions or transactions involving Shares held in any Sub-Account. The Company shall obtain the taxpayer identification number certification from its customers required under the Internal Revenue Code and shall withhold and pay to the Internal Revenue Service or other appropriate authority any backup withholding required from any of its customers.

For purposes of this section with respect to any Shares, a “business day” is any day on which the Company and the Fund issuing such Shares are open for business

EXHIBIT A

SCHEDULE C

OPERATIONAL GUIDELINES

(a) The Company will, on behalf of FSSC, receive instructions from the Sub-Accounts for acceptance prior to the applicable cut-off time for a Fund as set forth in such Fund’s then current Prospectus (“Close of Trading”) on each business day that the New York Stock Exchange, the Company and the Fund issuing such Shares are open for business (“Business Day”), the Company will, upon its acceptance of any such instructions, communicate such acceptance to the Sub-Accounts.

(b) The Company or its designee will communicate to FSSC, by means of electronic transmission or other mutually acceptable means, a report of the trading activity of each Account in any of the Funds for the most recent Business Day in accordance with each Fund’s prospectus. However, if the Company will be communicating such information after the Close of Trading, then the Company will be considered the Fund’s agent for purposes of Rule 22c-1 of the Investment Company Act of 1940, as amended, and the procedures outlined in the National Securities Clearing Corporation’s (“NSCC”) Rules and Procedures, as the same may be amended from time to time, shall apply. In the event of the unavailability of the NSCC at any time, the following procedures will apply:

(i) FSSC shall use its best efforts to provide information listed in Section 3 of the Agreement to the Company by means of electronic transmission or other mutually acceptable means by 6:30 p.m. Eastern Time on each Business Day.

(ii) The Company or its designee will communicate to FSSC, by means of electronic transmission or other mutually acceptable means, a report of the trading activity of each Account in any of the Funds for the most recent Business Day (“Trade Date”) by 10:00 a.m. Eastern Time on the Business Day following the Trade Date (“Settlement Date”). The number of shares to be purchased or redeemed for a Sub-Account will be determined based upon the net asset value at the Close of Trading on the Trade Date, provided that, if FSSC receives the trading information called for by this sub-paragraph after 9:00 a.m. Eastern Time on a Settlement Date, FSSC will use its best efforts to enter an Account’s purchase or redemption order at the net asset value at the Close of Trading on the Trade Date, but if FSSC is unable to do so, the transaction will be entered at the net asset value next determined after FSSC receives the trading information.

(iii) In the event there is a net purchase for an Account in any Fund, the Company or its designee will exercise its best efforts to direct wire payment in the dollar amount of the net purchase to be received by FSSC by the close of the Federal Reserve Wire Transfer System on the Settlement Date. If the wire is not received by FSSC by such time, and such delay was not caused by the negligence or willful misconduct of FSSC, FSSC shall be entitled to receive from the Company the dollar amount of any overdraft plus any associated bank charges incurred.

(iv) In the event there is a net redemption by an Account in any Fund, FSSC will wire the redemption proceeds to the Account’s custodial account, or to the designated depository for an Account, specified by the Company or its designee. If FSSC receives the redemption

Exhibit A to Recordkeeping Agreement	1

information by 9:00 a.m. Eastern Time on the Settlement Date, the redemption proceeds will be wired so as to be received on the Settlement Date. If FSSC receives the redemption information after that time, FSSC will use its best efforts to wire the redemption proceeds so that they are received by the Close of Trading on the Settlement Date, but if FSSC is unable to do so, the redemption proceeds will be wired so as to be received by the Close of Trading on the Business Day following the Settlement Date. If the wire is not received by the time specified in this subparagraph, and such delay was not caused by the negligence or willful misconduct of the Company or its designee, the Company or the Company’s designee shall be entitled to receive from FSSC the dollar amount of any overdraft plus any associated bank charges incurred; provided, however, that if the delay was due to factors beyond the control of FSSC and its subsidiaries, FSSC will not be liable for any overdraft or any associated bank charges incurred.

(v) If the dollar amount of the redemption proceeds wired by FSSC exceeds the amount that should have been transmitted, the Company will use its best efforts to have such excess amount returned to FSSC as soon as possible.

(vi) All wire payments referenced in this Agreement shall be transmitted via the Federal Reserve Wire Transfer System. Notwithstanding any other provision of this Agreement, in the event that the Federal Reserve Wire Transfer System is closed on any Business Day, the duties of FSSC, the Company, and their designees under this Agreement shall be suspended, and shall resume on the next Business Day that the Federal Reserve Wire Transfer System is open as if such period of suspension had not occurred.

(c) In the event a Fund is required (under the then prevailing pricing error guidelines of the Fund) to recalculate purchases and redemptions on any business day of Shares held in an Account due to an error in calculating the net asset value of such class of Shares (a “Pricing Error”):

(i) FSSC shall promptly notify the Company in writing of the Pricing Error, which written notice shall identify the class of Shares, the business day(s) on which the Pricing Error(s) occurred and the corrected net asset value of the Shares on each business day.

(ii) Upon such notification, the Company shall promptly determine, for all Sub-Accounts which purchased or redeemed Shares on each business day on which a Pricing Error occurred, the correct number of Shares purchased or redeemed using the corrected price and the amount of transaction proceeds actually paid or received. Following such determination, the Company shall adjust the number of Shares held in each Sub-Account to the extent necessary to reflect the correct number of Shares purchased or redeemed for the Sub-Account. Following such determination, the Company shall notify FSSC of the net changes in transactions for the relevant Account and FSSC shall adjust the Account accordingly.

(iii) If, after taking into account the adjustments required by subparagraph (c)(ii), the Company determines that some Sub-Account customers were still entitled to additional redemption proceeds (a “Redemption Shortfall”), it shall notify FSSC of the aggregate amount of the Redemption Shortfalls and provide supporting documentation for such amount. Upon receipt of such documentation, FSSC will cause the relevant Fund to remit to the Company additional redemption proceeds in the amount of such Redemption Shortfalls and the Company will apply such funds to payment of the Redemption Shortfalls.

Exhibit A to Recordkeeping Agreement	2

(iv) If, after taking into account the adjustments required by subparagraph (c)(ii), the Company determines that a Sub-Account customer still received excess redemption proceeds (a “Redemption Overage”), the Company shall use its best efforts to collect the balance of such Redemption Overage from such Sub-Account customer. In no event, however, shall the Company be liable to FSSC or any Fund for any Redemption Overage. Nothing in this subparagraph (c) shall be deemed to limit the right of any Fund to recover any Redemption Overage directly or to be indemnified by any party for losses arising from a Pricing Error.

Exhibit A to Recordkeeping Agreement	3

Rule 22c-2 Customer Information Agreement

Merrill Lynch Life Insurance Company (hereinafter referred to as “Intermediary”) and Federated Securities Corp. (“FSC”) or an affiliate have previously entered into a Participation Agreement to offer Federated Capital Appreciation Fund, Federated Kaufman, Federated Capital Appreciation Fund II and Federated Kaufmann Fund II (hereinafter collectively referred to as “Fund”) as investment options under Intermediary’s variable annuity and/or life insurance contracts. This Rule 22c-2 Customer Information Agreement (“Customer Information Agreement”) describes, among other things, the rights and obligations of the parties hereto with respect to certain customer information to be provided to Fund, or a Fund’s transfer agent or other entity designated in writing by Fund (collectively Fund’s “Designee”), by or on behalf of Intermediary in connection with the processing of Intermediary’s customers’ purchase, redemption, transfer and exchange transactions in accounts maintained with respect to the Fund subject to the Participation Agreement.

Prior to the effective date of this Customer Information Agreement, the Fund and the Intermediary agree that any request made to the Intermediary by the Fund for Customer transaction information, and the Intermediary’s response to such request, shall be governed by the practices the Fund and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such requests.

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

The term “Intermediary” shall mean an insurance company separate account.

The term “Fund” shall mean an open-end management investment company that is registered or required to register under Section 8 of the Investment Company Act of 1940 and includes FSC, the distributor for the Fund. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

The term “Shares” means the interests of Customers corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

The term “Customer” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term “Customer-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Customer that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a

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Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.

The term “Customer-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Customer that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payments, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

The term “written” includes electronic writings and facsimile transmissions.

Accordingly, in consideration of the mutual covenants herein contained, the parties hereto intending to be legally bound agree as follows:

1. Customer Information

(a) Agreement to Provide Information. Intermediary agrees to provide the Fund or its Designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”) and the Contract owner number or participant account number associated with the Customer, if known, of any or all Customer(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless specifically requested by the Fund or Fund’s Designee in writing, the Intermediary shall only be required to provide underlying Contract activity information relating to Customer-Initiated Transfer Purchases or Customer-Initiated Transfer Redemptions.

(b) Period Covered by Request. The Fund or Fund’s Designee may request in writing transaction information as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund (the “Market Timing Policies”).

(c) Timing of Requests. Fund requests for Customer information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with the Fund’s Market Timing Policies. Any requests made more frequently than quarterly shall be made in writing and mutually agreed upon.

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(d) Form and Timing of Response.

(1) Intermediary agrees to provide, promptly upon written request of the Fund or its designee, the requested information specified in 1(a). If such request covers a period ninety (90) to one hundred eighty (180) days prior to the date of the request, Intermediary agrees to use its best efforts to provide the information specified in 1(a) within five (5) to ten (10) business days. If Intermediary determines during the course of investigation that due to the scope of the request, Intermediary will need additional time to provide the requested information, Intermediary shall promptly notify Fund. If requested by the Fund or its Designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 1(a) is itself a financial intermediary (“indirect intermediary”) and, upon further written request of the Fund or its designee, promptly either: (i) provide (or arrange to have provided) the information set forth in 1(a) for those Customers who hold an account with an indirect intermediary; or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(2) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or Fund’s Designee and the Intermediary; and

(3) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

2. Limitations on Use of Information. The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

(a) Fund acknowledges that (i) the purpose for providing Intermediary’s Customer Information (as defined in 1(a)) to Fund or Fund’s Designee is to better enable Fund and/or Fund’s Designee to monitor for violations of the Fund’s Market Timing Policies by Intermediary’s customers, and (ii) Fund or Fund’s Designee is responsible for determining when Fund or the Fund’s Designee need Intermediary’s assistance in monitoring and enforcing the Fund’s Market Timing Policies through a request for Customer Information pursuant to paragraph 1 or an instruction to prohibit further purchases or exchanges pursuant to paragraphs 5 and 6 hereunder.

(b) Notwithstanding anything herein to the contrary, to the extent Fund or Fund’s Designee receives Customer Information or any other Confidential Information (as defined below, and together with the Customer Information hereinafter referred to as the “Data”), Fund covenants, represents and warrants for Fund, Fund’s Designee and any parent, subsidiary or affiliate of either that: (i) Fund shall not use any Data except to the extent necessary to carry out the purpose of this Agreement and for no other purpose (including, without limitation, any marketing, sales or other promotional efforts by any of

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Fund or; (ii) Fund shall not disclose any Data to any third party, including, without limitation, either’s third party service providers without Intermediary’s prior written consent and an agreement in writing from the third party to use or disclose such Data only to the extent necessary to carry out the purpose of this Agreement and for no other purposes; (iii) Fund shall maintain, and shall require all third parties approved under clause (ii) to maintain, effective information security measures to protect the Data from unauthorized disclosure or use; and (iv) Fund shall provide Intermediary with information regarding such security measures upon Intermediary’s reasonable request and promptly provide Intermediary with information regarding any failure of such security measures or any security breach related to the Data. For the purposes of this Agreement, “Confidential Information” means the nonpublic personal information (as defined in 15 U.S.C. § 6809(4)) of Intermediary (and/or Intermediary’s parent, affiliated or subsidiary companies) of customers or prospective customers received by Fund or Fund’s Designee under the terms of this Agreement or any other agreement between Intermediary and Fund associated with the distribution of, or services with respect to, the Fund, including, but not limited to: (a) an individual’s name, address, e-mail address, IP address, social security number, and/or telephone number; (b) the fact that an individual has a relationship with Intermediary and/or Intermediary’s parent, affiliated or subsidiary companies; or (c) an individual’s other account information.

(c) Fund explicitly acknowledges that all of the Data is Intermediary’s exclusive property and shall remain so notwithstanding any release thereof in accordance with the terms of this Agreement.

(d) Fund shall safeguard and preserve as confidential and not use, except as expressly provided herein, any or all information other than the Data provided pursuant to, or in connection with, this Agreement to Fund or Fund’s Designee, including, but not limited to, Intermediary’s affiliate’s branch office names and identification numbers, Merrill Lynch Financial Advisor names, as well as Intermediary’s affiliate’s, parent’s or subsidiary’s systems, business, plans and operations, which information collectively shall include any such information that is orally disclosed to Fund or Fund’s Designee, or learned by Fund or Fund’s Designee while on Intermediary’s premises or derived as a result of, or in connection with, this Agreement and its subject matter or any other agreement between Intermediary and Fund associated with the distribution of or services with respect to the Funds.

(e) Except as expressly provided for herein, Fund will not, without first obtaining Intermediary’s prior written consent, disclose to any person, firm or enterprise, or use for Fund’s benefit, any Data. Fund and Fund’s Designee, if any, shall limit Fund’s disclosure of the Data to as few persons as possible and only to those persons with a need to know that are Fund’s or Fund’s Designee’s employees or independent contractors engaged by Fund or Fund’s Designee and subject to an agreement to maintain the confidentiality of information provided to such independent contractors. Fund and Fund’s Designee, if any, shall take all steps necessary to prevent disclosure of any Data in a manner consistent with Fund’s obligations under this Agreement. Fund and Fund’s Designee, if any, shall have no obligation with respect to particular information to the extent, but only to the extent, that such information: (i) is already rightfully known to

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Fund or Fund’s Designee at the time it is obtained from Intermediary, free from any obligation to keep such information confidential, as demonstrated by competent evidence; (ii) is or becomes publicly known through no wrongful act of Fund or Fund’s Designee’s or without breach of any terms and conditions of this Agreement; (iii) is rightfully received from a third party without restriction and without breach of any terms and conditions of this Agreement, as demonstrated by competent evidence; or (iv) is required to be disclosed by law, regulation, or customer order (provided that Fund or Fund’s Designee shall promptly notify Intermediary of any such use or requirement prior to disclosure in order to afford such Intermediary an opportunity to seek a protective order to prevent or limit public disclosure of the information).

(f) Upon Intermediary’s request, Fund and Fund’s Designee, if any, shall promptly return the Data (and any copies, extracts, and summaries thereof) to Intermediary, or, with Intermediary’s written consent, shall promptly destroy, in a manner satisfactory to Intermediary, such materials (and any copies, extracts, and summaries thereof) and shall further provide Intermediary with written confirmation of same.

3. Remedies. Each party acknowledges that in the event of a breach or threatened breach of this Agreement, the other party may have no adequate remedy at law, and, accordingly, shall be entitled to obtain an injunction against such breach. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver of or a prohibition against any other legal or equitable remedies in the event of a breach of a provision of this Agreement. Each party shall be entitled to legal damages and/or equitable relief from the other party for any breach of this Agreement by such other party or such other party’s designee.

4. Adoption of Intermediary’s Market Timing Policies. If Fund considers, at any time, the adoption of Intermediary’s or Intermediary’s affiliate(s) Market Timing Policies in lieu of the Fund’s Market Timing Policies for Customers investing through Intermediary, Fund shall provide Intermediary written notice of any such consideration at least 90 (ninety) days in advance of implementing any such policy and secure Intermediary’s prior written consent to such arrangements.

5. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Customer that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Customer-Initiated Transfer Purchases or Customer-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions shall in writing and sent to Intermediary mligpricing@win.ml.com or facsimile at 904-218-7203:

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Instructions shall be in writing and sent to Intermediary at:

Merrill Lynch Insurance Group Services, Inc.

Attention: Service Center Controller

4802 Deer Lake Drive

Jacksonville, FL 32246

with a copy to:

Financial Data Services, Inc.

Attention: President

4800 Deer Lake Drive East

Jacksonville, Florida 32246

6. Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Customer, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Customer is not known, the instructions must include an equivalent identifying number of the Customer(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Fund agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Customer, information regarding those trades of the contract holder that violated the Fund’s policies relating to eliminating or reducing any dilution of the value of the Fund’s outstanding Shares.

7. Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

8. Notice. All notices in connection with this Agreement shall be in writing and sent to Intermediary at:

Merrill Lynch Insurance Group, Inc.

Attention: General Counsel

1700 Merrill Lynch Drive, 3rd Floor

Pennington, NJ 08534

Financial Data Services, Inc.

Attention: President

4800 Deer Lake Drive East

Jacksonville, Florida 32246

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                , and sent to Fund at the address Fund has provided at the end of this Agreement.

Notice shall be deemed to have been given on the date it was delivered personally to the other party or any officer or was either received by express delivery or telecopy (with receipt) by the other party at its address specified in this Agreement. Either party may change the address to which notices to it shall be sent by giving notice thereof in accordance with this provision.

9. Construction of the Agreement; Fund Participation Agreements. The parties or an affiliate have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

10. Termination. This Agreement will terminate upon the termination of the Fund Participation Agreements except as specifically provided in paragraph 15 of this Agreement.

11. Governing Law. The validity of this Agreement, the construction and enforcement of its terms, and interpretation of the rights and duties of the parties shall be governed by the laws of the State of New York without giving effect to provisions relating to conflict of laws.

12. Naming of a Designee. If Fund desires to name an entity as a “Designee” for the purposes of this Agreement, Fund shall do so in writing in advance of the provision of any Data to that entity. Fund shall be fully responsible for Fund’s Designee’s compliance with the terms and conditions of this Agreement.

13. Amendment. No modification, amendment, supplement to, or waiver of this Agreement or any of its provisions or any schedule hereto shall be binding upon the parties hereto unless made in writing and duly signed by the party against whom enforcement thereof is sought. Intermediary’s failure or delay to enforce at any time any of the provisions of this Agreement, or to exercise any option which is herein provided, or to require at any time performance of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions of this Agreement.

14. Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal, or unenforceable provision(s) shall be replaced by a mutually acceptable provision(s), which being valid, legal, and enforceable, comes closest to the intention of the parties underlying the invalid, illegal, or unenforceable provision(s).

15. Survival of Termination. The following paragraphs shall survive the termination of this Agreement: 2, 3, 8, 10, 11, and this paragraph 15.

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16. Effective Date. This Agreement shall become effective as of April 16, 2007.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed.

MERRILL LYNCH LIFE INSURANCE COMPANY

By:	/s/ Kirsty Lieberman
Kirsty Lieberman
Title:	Vice President and Senior Counsel

Firm Name: FEDERATED SECURITIES CORP.

By:	/s/ Thomas E. Territ
Name	Thomas E. Territ
Title	President

Address:	Federated Securities Corp. Federated Investors Tower 1001 Liberty Avenue Pittsburgh, Pennsylvania 15222-3779 Attn: Secretary

Date:	4/2/07

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